Exhibit 10.19

Amendment No. 3

LINCOLN NATIONAL CORPORATION

EXCESS RETIREMENT PLAN

Effective December 19, 2013

Pursuant to Section 6.1 of the Lincoln National Corporation Retirement Excess Plan (the “Plan”), the most senior human resources officer of Lincoln National Corporation may amend the Plan as set forth below:

1.Amend and restate Section 4.3 of the Plan in its entirety as follows:

“4.3Distributions Upon Death.  In the event of the death of the Participant before payment of his benefit has been made, the Present Value of the Participant’s benefit will be distributed in a lump sum payment as soon as practicable after death to the Participant's beneficiary (but in no event later than 90 days after the Participant’s death).  In the event of the death of the Participant after benefits have commenced in the form elected by the Participant pursuant to Section 4.5 below, death benefits, if any, provided under the form elected by the Participant will be paid to the Participant's beneficiary in the distribution form already begun.  A Participant shall designate his beneficiary in a writing delivered to the Plan Administrator prior to death in accordance with procedures established by the Plan Administrator.  In the event that a Participant dies prior to his/her Benefit Commencement Date and has not properly designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to (i) the Participant’s spouse; (ii) if no spouse, to the Participant’s child or children in equal shares (with the share of any deceased child distributed equally among descendants of that child); (iii) if none of the above, to the Participant’s parents in equal shares or the entire amount to the Participant’s surviving parent; (iv) if none of the above, to the Participant’s sibling(s) in equal shares; and (v) if none of the above, to the executor or administrator of the Participant’s estate.

2. Amend Section 7.4 to read as follows:

“7.4Spendthrift Provision.  Except in the case of a domestic relations order approved by the Plan Administrator or its designee, no interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

3.Redesignate Sections 7.5 through 7.11 as Sections 7.6 through 7.12, respectively.

4.Add new Section 7.5 to read as follows:

“7.5Distribution to Alternate Payee.  All or part of a Participant’s Plan benefit or Account Balance may be paid to an alternate payee as specified in a domestic relations order that the Plan Administrator, or its designee, determines meets the requirements set forth in this Section 7.5.

(a) Definition of Domestic Relations Order. Domestic relations order means a judgment, decree, or order (including the approval of a settlement agreement) that:

(i)is issued pursuant to a State’s domestic relations law;

(ii)relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant’s Plan benefit or Account Balance under the Plan;

(iii)  creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefit under the Plan;

(iv)requires payment to such person of their interest in the Participant’s Plan benefit or Account Balance in an immediate lump sum payment; or

(v) requires payment to such person of a portion of the Participant’s Plan benefit which is in pay status at the time the domestic relations order is received and approved by the Plan Administrator; and

(v)meets such other requirements established by the Plan Administrator.

The Plan Administrator, or its designee, shall determine whether any document received by it is a domestic relations order.  In making this determination, the Plan Administrator, or its designee, may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as he or she deems relevant.

(b) Form of Distribution. The alternate payee will receive a lump sum distribution of the amount payable under the domestic relations order, subject to the following rules:

(i)Distribution Date.  Except where a participant has commenced benefit payments,  the lump sum will be paid within 90 days after the date the domestic relations order is approved by the Benefits Administrator or its designee.  The alternate payee is not permitted, directly or indirectly, to designate the taxable year in which payment will be made.

(ii)Valuation. The lump sum will be valued at the time that payment is actually issued by the Plan.

(iii)Benefit in Pay Status.  If a Participant’s benefit is in pay status, the alternate payee shall begin to receive a portion of the Participant’s benefit, as specified in the Domestic Relations Order, in the same payment option as elected by the Participant at such Participant’s benefit commencement date as soon as administratively possible after the Domestic Relations Order is approved under this Section 7.5.”

5.In all other respects, said Plan shall remain in full force and effect.

LINCOLN NATIONAL CORPORATION

By:  /s/ Lisa M. Buckingham

By:  Lisa M. Buckingham

Its:   Executive Vice President, Human Resources